   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              NUEVO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           76-0304436
          (State or other jurisdiction of                              (IRS Employer
          incorporation or organization)                            Identification No.)

                                                                    BRUCE K. MURCHISON
                                                                   NUEVO ENERGY COMPANY
           1021 MAIN STREET, SUITE 2100                        1021 MAIN STREET, SUITE 2100
               HOUSTON, TEXAS 77002                                HOUSTON, TEXAS 77002
                  (713) 652-0706                                      (713) 374-4880
(Address, including zip code, and telephone number,             (713) 374-4897 (FACSIMILE)
  including area code, of registrant's principal     (Name, address, including zip code, and telephone
                executive offices)                  number, including area code, of agent for service)

                             ---------------------
                                    COPY TO:

                              GEORGE G. YOUNG III
                             HAYNES AND BOONE, LLP
                       1000 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002
                                 (713) 547-2081
                           (713) 547-2600 (FACSIMILE)
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC:  From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED          REGISTERED          PER SHARE(1)           PRICE(1)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share(2)..............................   1,969,580 shares         $12.795           $25,200,776.10         $2,318.48
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales price reported by the New York Stock Exchange on November 11, 2002.

(2) Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Shareholder Rights Agreement, dated as of March 5, 1997, between the Registrant and American Stock Transfer and Trust Company, as rights agent.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. Securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2002

PROSPECTUS

                          [NUEVO ENERGY COMPANY LOGO]

                              NUEVO ENERGY COMPANY

                        1,969,580 SHARES OF COMMON STOCK

                             ---------------------

     This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,969,580 shares of our common stock for the account of the stockholders named in this prospectus. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol "NEV." On November 14, 2002, the last reported sales price for our common stock was $12.92 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 2.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                   This prospectus is dated           , 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              NO.
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................    2
FORWARD-LOOKING STATEMENTS..................................    6
USE OF PROCEEDS.............................................    7
SELLING STOCKHOLDERS........................................    7
PLAN OF DISTRIBUTION........................................    8
LEGAL MATTERS...............................................    9
EXPERTS.....................................................   10
WHERE YOU CAN FIND MORE INFORMATION.........................   10

                                    SUMMARY

     This summary highlights some of the information contained in, and incorporated by reference into, this prospectus, but does not contain all of the information you need to consider in making your investment decision. You should carefully read this prospectus and any documents incorporated by reference into this prospectus before deciding whether to invest in our common stock, particularly the section entitled "Risk Factors." In this prospectus, the words "Nuevo," "Company," "we," "our," "ours," and "us" refer to Nuevo Energy Company and its subsidiaries unless otherwise stated or unless the context otherwise requires.

                                  THE COMPANY

     We became a public company in July 1990 and are engaged in the acquisition, exploitation, development and production of, and exploration for, crude oil and natural gas. We have increased our proved oil and gas reserves through major acquisitions in the Republic of Congo in 1995 and in California in 1996, and also acquired proved reserves near or adjacent to our California assets followed by successful exploitation of our acquired properties.

     We are the largest independent oil and gas exploration and production company in California. With approximately 93% of our reserves located in California at year-end 2001, we have a long reserve life and highly predictable well production profiles. Four fields in the San Joaquin Valley accounted for 73% of our California reserves and 92% of our California value in 2001. We also operate fields offshore California. This high asset concentration combined with a high proportion of operated properties enables us to control the timing of exploitation and development expenditures within commodity price cycles.

     Our international assets are principally concentrated offshore the Republic of Congo and accounted for 7% of our reserves at year-end 2001. This non-operated property provides a stable production profile which has been enhanced by a recent infill development program.

                              RECENT DEVELOPMENTS

     On September 18, 2002, we acquired Athanor Resources Inc. by merging a newly-formed, wholly owned subsidiary of our Company, with and into Athanor. By operation of the merger, the stockholders of Athanor received cash and shares of our common stock in exchange for the shares of Athanor capital stock owned by them. In connection with the merger, we agreed to register the resale by the selling stockholders of the shares of our common stock issued to them in the merger.

                                PRINCIPAL OFFICE

     Our principal executive offices are located at 1021 Main, Suite 2100, Houston, Texas 77002 and out telephone number is (713) 652-0706.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership in the Company. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the information we have included in this prospectus and the documents incorporated by reference herein before deciding to invest in shares of our common stock.

RISK RELATED TO OUR BUSINESS

  OIL AND GAS PRICES ARE VOLATILE.

     Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. Among the factors that can cause fluctuations are:

     - weather conditions in the United States;

     - the condition of the United States economy;

     - the actions of the Organization of Petroleum Exporting Countries;

     - governmental regulation;

     - political stability in the Middle East and elsewhere;

     - the foreign supply of oil and gas;

     - the price of foreign oil imports; and

     - the availability of alternate fuel sources.

     Any substantial and extended decline in the price of oil or gas would have an adverse effect on the carrying value of our proved reserves, borrowing capacity, our ability to obtain additional capital, and our revenues, profitability and cash flows from operations.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions, and development and exploitation projects.

  OUR CALIFORNIA HEAVY OIL PRODUCTION COSTS MAY INCREASE OR BE SUSCEPTIBLE TO OIL PRICE VOLATILITY.

     A portion of our production is California heavy oil. The market price for California heavy oil differs substantially from the established market indices for oil and gas, principally due to the higher transportation and refining costs associated with heavy oil. As a result, the price received for heavy oil is generally lower than the price for medium and light oil, and the production costs associated with heavy oil are relatively higher than for lighter grades. The margin (sales price minus production costs) on heavy oil sales is generally less than that of lighter oil, and the effect of material price decreases will more adversely affect the profitability of heavy oil production compared with lighter grades of oil.

  WE MAY BE UNABLE TO REPLACE RESERVES WHICH WE HAVE PRODUCED.

     Our future performance depends upon the ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, our reserves and revenues will decline. No assurances can be given that we will be able to find, develop and/or acquire additional reserves at an acceptable cost.

     In order to successfully acquire and develop oil and gas properties, we must assess recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities, and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, we can give no assurances that our exploitation and development activities will result in any increase in reserves.

     Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, or shortages or delays in the delivery of equipment. In addition, the costs of exploitation and development may materially exceed initial estimates.

  SUBSTANTIAL CAPITAL IS REQUIRED TO REPLACE AND GROW RESERVES.

     We make, and will continue to make, substantial capital expenditures to exploit, explore, acquire and produce oil and gas reserves. Historically, these expenditures were financed with cash generated by operations, proceeds from bank borrowings, and the proceeds of debt and equity issuances. We believe that we will have sufficient cash provided by operating activities and borrowings under our bank credit facility to fund planned capital expenditures. However, if lower oil and gas prices, or operating difficulties or declines in reserves, result in our revenues being less than expected or limit our ability to borrow under our credit facility, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

  YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

     Estimates of economically recoverable oil and gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, and development and operating expenditures may not occur as estimated. Future results of operations will depend upon our ability to develop, produce and sell our oil and gas reserves. Our reserve data incorporated by reference in this prospectus are estimates only and are subject to many uncertainties. Actual quantities of oil and gas may differ considerably from our estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

  WEATHER, UNEXPECTED SURFACE CONDITIONS AND OTHER UNFORESEEN OPERATING HAZARDS MAY ADVERSELY IMPACT OUR OIL AND GAS ACTIVITIES.

     Our operations are subject to risks inherent in the oil and gas industry, including:

     - blowouts;

     - cratering;

     - explosions;

     - uncontrollable flows of oil;

     - gas or well fluids;

     - fires;

     - pollution;

     - earthquakes; and

     - other environmental risks.

     Our offshore operations are further subject to a variety of operating risks peculiar to the marine environment, such as:

     - hurricanes or other adverse weather conditions;

     - more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage; and

     - interruption or termination of operations by governmental authorities based on environmental or other considerations.

     If any of these events occur, we could incur substantial losses as a result of injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations.

     Our operations could result in liability for the following:

     - personal injuries;

     - property damage;

     - oil spills;

     - discharge of hazardous materials;

     - remediation;

     - clean-up costs; and

     - other environmental damages, including environmental damages caused by previous property owners.

As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

     We maintain insurance coverage for our operations, including limited coverage for sudden environmental damages and for existing contamination. We do not believe that insurance coverage for environmental damages that occur over time or insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost, and we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages.

  TURMOIL IN FOREIGN COUNTRIES MAY AFFECT OUR FOREIGN INVESTMENTS.

     Our foreign investments involve risks typically associated with investments in emerging markets such as uncertain political, economic, legal and tax environments, and expropriation and nationalization of assets. We attempt to conduct our business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where we operate, but there can be no assurance that we will be successful in protecting against such risks.

     Our international assets and operations are subject to various political, economic and other uncertainties, including:

     - the risks of war;

     - expropriation;

     - nationalization;

     - renegotiation or nullification of existing contracts;

     - taxation policies;

     - foreign exchange restrictions;

     - changing political conditions;

     - international monetary fluctuations;

     - currency controls; and

     - foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

In addition, if a dispute arises with foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons, especially foreign oil ministries and national oil companies, to the jurisdiction of the United States.

  WE HAVE LESS CONTROL OVER OUR FOREIGN INVESTMENTS THAN OUR DOMESTIC
  INVESTMENTS.

     Our private ownership of oil and gas reserves under oil and gas leases in the United States differs distinctly from our ownership of foreign oil and gas properties. In the foreign countries in which we do business, the state generally retains ownership of the minerals and consequently retains control of (and in many cases, participates in) the exploration and production of hydrocarbon reserves. Accordingly, our operations outside the United States, and our estimates of reserves attributable to properties located outside the United States, may be materially affected by host governments through royalty payments, export taxes and regulations, surcharges, value added taxes, production bonuses and other charges.

  BY HEDGING, WE MAY NOT BENEFIT FROM PRICE INCREASES.

     We reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments. In a typical swap transaction, we will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge contract and a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we are required to pay the counterparty the difference. We would be required to pay the counterparty the difference between such prices regardless of whether our production was sufficient to cover the quantities specified in the hedge. In addition, the index used to calculate the floating price in a hedge is frequently not the same as the prices actually received for the production hedged. The difference (referred to as basis differential) may be material, and may reduce the benefit or increase the detriment caused by a particular hedge. There is not an established pricing index for hedges of California heavy crude oil production, and the cash market for heavy oil production in California tends to vary widely from index prices typically used in oil hedges. Consequently, prior to 2000, hedging California heavy crude oil was particularly subject to the risks associated with volatile basis differentials. In February 2000, we entered into a 15-year contract, effective January 1, 2000, to sell substantially all of our current and future California crude oil production to Tosco Corporation. The contract provides pricing based on a fixed percentage of the New York Mercantile Exchange crude oil price for each type of crude oil that we produce in California. Therefore, the actual price received as a percentage of NYMEX will vary with our production mix. Based on our current production mix, the price we receive for our California oil production is expected to average approximately 72% of West Texas Intermediate. While the contract does not reduce our exposure to price volatility, it does effectively eliminate the basis differential risk between the NYMEX price and the field price of our California oil production, thereby facilitating the ability to effectively hedge our realized prices. As a result of hedging transactions, oil and gas revenues were reduced by $47.6 million, $117.7 million and $44.9 million in 2001, 2000 and 1999.

     You should read our most recently filed annual report on Form 10-K and for the year ended December 31, 2001, our current report on Form 8-K dated November 15, 2002 for a more detailed discussion of our hedging program.

  FUTURE INSURANCE PACKAGES MAY PROVIDE LESS PROTECTION AGAINST RISK.

     As a result of the September 11, 2001 terrorist attack, our ability to secure certain insurance coverages at prices that we consider reasonable may be impacted and other coverages or endorsements may not be made available. No assurance can be given that we will be able to duplicate our current insurance package when our policies come up for renewal.

  COMPETITIVE INDUSTRY CONDITIONS MAY NEGATIVELY AFFECT OUR ABILITY TO CONDUCT OPERATIONS.

     We operate in the highly competitive areas of oil and gas exploration, exploitation, development and production. The availability of funds and information relating to a property, the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of oil and gas are factors which affect our ability to compete in the marketplace. Our competitors include major integrated oil companies and a substantial number of independent energy companies, many of which possess greater financial and other resources than we do.

  OUR CALIFORNIA HEAVY OIL PRODUCTION REQUIRES SPECIAL PROCESSING.

     Our heavy crude oil production in California requires special processing treatment available only from a limited number of refineries. Substantial damage to such a refinery or closures or reductions in capacity due to financial or other factors could adversely affect the market for our heavy crude oil production.

RISK RELATED TO OUR COMMON STOCK

  OUR CERTIFICATE OF INCORPORATION, STOCKHOLDERS RIGHTS AGREEMENT AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE AN ACQUISITION OR CHANGE OF CONTROL OF OUR COMPANY.

     Our stockholders rights agreement, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change of control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to realize a premium in connection with a change in control.

  WE DO NOT INTEND TO PAY, AND HAVE RESTRICTIONS UPON OUR ABILITY TO PAY, DIVIDENDS ON OUR COMMON STOCK.

     We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will be dependent on our future performance and liquidity. In addition, our credit facility and our senior subordinated note indentures contains restrictions on our ability to pay cash dividends on our capital stock, including the common stock.

                           FORWARD-LOOKING STATEMENTS

     In this prospectus and the documents we incorporate by reference herein, we make "forward-looking statements." We can not assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those set forth elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. Some of these risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

     - the oil and gas prices are volatile;

     - the uncertainty of estimates of oil and gas reserves;

     - the impact of competition;

     - difficulties encountered during the exploration for and production of oil and gas;

     - the difficulties encountered in delivering oil and natural gas to commercial markets;

     - changes in the supply of or demand for oil and gas;

     - the uncertainty of our ability to attract capital;

     - changes in the extensive government regulations regarding the oil and gas business; and

     - compliance with environmental regulations.

     The information contained in this prospectus and the documents incorporated by reference into this prospectus, including the information set forth under the heading "Risk Factors," identify additional factors that could affect our operating results and performance. We urge you to carefully consider those factors. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                USE OF PROCEEDS

     We will not receive any proceeds from sales of the shares of common stock by the selling stockholders. All of the net proceeds from sales of the shares of common stock will be retained by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table identifies the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders before this offering, the number of shares of common stock that the selling stockholders may offer or sell in this offering, and the number and percentage of shares of common stock beneficially owned by the selling stockholders after this offering, assuming they sell all of the shares that may be sold by them in this offering. This information in the table below is as of November 15, 2002 and is based upon information provided by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

                                        NUMBER OF
                                          SHARES
                                       BENEFICIALLY    NUMBER OF       NUMBER OF        PERCENT OF
                                       OWNED PRIOR    SHARES BEING    SHARES OWNED     CLASS OWNED
NAME OF SELLING STOCKHOLDER            TO OFFERING     OFFERED(1)    AFTER OFFERING   AFTER OFFERING
---------------------------            ------------   ------------   --------------   --------------
Yorktown Energy Partners III,
  L.P.(2)............................     492,162        492,162           0                *
Yorktown Energy Partners IV,
  L.P.(3)............................   1,171,628      1,171,628           0                *
Yorktown Partners LLC(4).............      12,303         12,303           0                *
SAFIC S.A.(5)........................     119,554        119,554           0                *
Charles de Mestral(5)................      64,011         64,011           0                *
J. Ross Craft........................      38,763         38,763           0                *
Montana Oil and Gas, Ltd.(6).........       4,110          4,110           0                *
David A. Badley(6)...................      15,259         15,259           0                *
James S. Scott.......................      11,201         11,201           0                *

---------------

 *  Less than 1%

(1) Registration of the shares of common stock does not mean that all or any portion and these shares will be offered or sold by the selling stockholders pursuant to this prospectus.

(2) The sole general partner of Yorktown Energy Partners III, L.P. is Yorktown Company III LLC. Bryan H. Lawrence, W. Howard Keenan, Jr., Peter A. Leidel, Tomas R. LaCosta, Robert A. Signorino, Vivian W. Hummler and Diedre A. Hallet, as the members of Yorktown Company III LLC, have voting power and power to make investment decisions on behalf of Yorktown Company III LLC.

(3) The sole general partner of Yorktown Energy Partners IV, L.P. is Yorktown Company IV LLC. Bryan H. Lawrence, W. Howard Keenan, Jr., Peter A. Leidel, Tomas R. LaCosta, Robert A. Signorino, Vivian W. Hummler and Diedre A. Hallet, as the members of Yorktown Company IV

    LLC, have voting power and power to make investment decisions on behalf of Yorktown Company IV LLC.

(4) Bryan H. Lawrence, W. Howard Keenan, Jr., Peter A. Leidel, Tomas R. LaCosta and Robert A. Signorino, as the members of Yorktown Partners LLC, have voting power and power to make investment decisions on behalf of Yorktown Partners LLC.

(5) Charles de Mestral may be deemed to beneficially own 60,490 of the shares owned by SAFIC S.A. in addition to 3,521 shares he owns directly.

(6) The sole general partner of Montana Oil and Gas, Ltd. is Glendive Management, LLC. David A. Badley, as the sole member of Glendive Management, LLC, has voting power and power to make investment decisions on behalf of Glendive Management, LLC, and may be deemed to beneficially own the 4,110 shares owned by Montana Oil and Gas, Ltd. in addition to 11,149 shares he owns directly.

                              PLAN OF DISTRIBUTION

     Some of the shares offered by this prospectus are subject to restrictions under the Registration Rights Agreement, dated as of September 18, 2002, among us and the selling stockholders. Subject to those restrictions, sales of shares by the selling stockholders referred to in this prospectus may be made from time to time in one or more transactions, on the New York Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be offered directly to or through underwriters or agents designated from time to time, or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

     - a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     - the writing of options on our common stock;

     - the pledge of our common stock as security for any loan or obligation, including pledges to brokers or dealers;

     - exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - firm commitment or best efforts underwritings; and

     - privately negotiated transactions.

     An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder's agent in the sale of shares by such selling stockholder.

     In connection with distributions of the shares offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling stockholders may also sell our common stock short and deliver the shares to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

     - the short sales of our common stock referred to above;

     - the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

     - the delivery by the selling stockholders of shares to close out short positions.

     The selling stockholders may also pledge the shares registered hereunder to a broker or dealer or other financial institution and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also donate the shares registered hereunder to a third party and such donee may effect sales of the shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. The foregoing description in this paragraph is subject to a selling stockholder's compliance with Section 16(c) of the Securities Exchange Act of 1934, as amended, to the extent and during such periods as Section 16(c) is applicable to such selling stockholder.

     The selling stockholders and any underwriters, brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of common stock by the selling stockholders.

     We have agreed to indemnify the selling stockholders named herein against certain liabilities that they may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act and to contribute to payments that the selling stockholders may be required to make with respect thereto. Agents, underwriters, brokers and dealers may be entitled under agreements entered into by the selling stockholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act. There can be no assurance that any of the selling stockholders will sell any or all of the shares offered hereby.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock covered by this prospectus is being passed upon for us by our counsel, Haynes and Boone, LLP.

                                    EXPERTS

     The consolidated financial statements of Nuevo Energy Company and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2000, we changed our method of accounting for our processed fuel oil and natural gas liquids inventories. Also discussed in Note 2, effective January 1, 2001, we changed our method of accounting for derivative instruments.

     The information incorporated by reference in this prospectus regarding our quantities of oil and gas and future net cash flows and the present values thereof from such reserves is based on estimates of such reserves and present values prepared by Ryder Scott Company, L.P.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov. We also file information with the New York Stock Exchange. Copies of our reports, proxy statements and other information filed with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed on the New York Stock Exchange under the symbol "NEV."

     The SEC allows us to "incorporate by reference" into this prospectus the information that we regularly file with the SEC. This means that we can disclose important information to you by referring to the documents that we have filed with the SEC which contain this important information. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

     - our Current Report on Form 8-K filed with the SEC on November 15, 2002;

     - our Annual Report on Form 10-K for the year ended December 31, 2001;

     - our Definitive Proxy Statement for our 2002 Annual Meeting of
       Stockholders;

     - our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

     - our Current Reports on Form 8-K filed with the SEC on January 22, 2002, July 22, 2002, August 16, 2002, September 19, 2002 and November 8, 2002, and our amended Current Report on Form 8-K filed with the SEC on September 24, 2002;

     - the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 15, 1990; and

     - all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the effectiveness of the registration statement of which this prospectus is a part.

     In addition, you can obtain any of the documents incorporated by reference into this prospectus through us. Documents incorporated by reference into this prospectus are available from us without charge, excluding any exhibits or schedules to those documents that we do not specifically incorporate by reference into this prospectus. You can request a copy of the documents incorporated by reference into this prospectus by writing or calling us at the following address or telephone number:

                              Nuevo Energy Company
                          1021 Main Street, Suite 2100
                              Houston, Texas 77002
                                 (713) 652-0706
                         Attention: Corporate Secretary

     You should rely only on the information incorporated by reference or provided in the prospectus of any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference is accurate as of any date other than the date of those documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

EXPENSE                                                         AMOUNT
-------                                                       ----------
Legal fees and expenses.....................................  $25,000.00
Accounting fees and expenses................................  $15,000.00
Printing expenses...........................................  $ 5,000.00
Miscellaneous expenses......................................  $ 5,000.00
SEC registration fee........................................  $ 2,318.48
                                                              ----------
  Total.....................................................  $52,318.48
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware, pursuant to which we are incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the corporation as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the corporation as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers. Article Nine of our Certificate of Incorporation, as amended, and Article VII of our Bylaws, as amended, provide, in general, that we may indemnify our directors, officers, employees and agents (or persons serving at our request as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  2.1    Agreement and Plan of Merger dated September 18, 2002 by and among Nuevo Energy Company (the "Company"), Nuevo Texas
         Inc., Athanor Resources, Inc., Athanor B.V., Yorktown Energy
         Partners III, L.P., Yorktown Energy IV, L.P., Yorktown
         Partners LLC, SAFIC S.A., Charles de Mestral, J. Ross Craft,
         Montana Oil and Gas, Ltd., David A. Badley, James S. Scott,
         Glenn Reed, Doug Allison and Mohamed Yaich (incorporated by reference from Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on September 19, 2002)

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  4.1    Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, filed with the SEC on August 16, 1999)
  4.2    Certificate of Amendment to the Certificate of Incorporation
         of the Company (incorporated by reference from Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended June 30, 1999, filed with the SEC on
         August 16, 1999)
  4.3    Certificate of Amendment to the Certificate of Incorporation
         of the Company. (incorporated by reference from Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended June 30, 1999, filed with the SEC on
         August 16, 1999)
  4.4    Bylaws of the Company (incorporated by reference from
         Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q
         for the quarterly period ended June 30, 1999, filed with the
         SEC on August 16, 1999)
  4.5    Amendment to Section 3.1 of the Bylaws of the Company
         (incorporated by reference from Exhibit 3.4 to the Company's
         Quarterly Report on Form 10-Q for the quarterly period ended
         June 30, 1999, filed with the SEC on August 16, 1999)
  4.6    Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on
         Form S-4 filed with the SEC on March 14, 1990, as amended
         and filed with the SEC on April 14, 1990, May 1, 1990, May
         7, 1990 and May 15, 1990 (File No. 33-33873))
  4.7    Shareholder Rights Plan dated March 5, 1997 by and between the Company and American Stock Transfer & Trust Company, as
         Rights Agent (incorporated by reference from Exhibit 1 to
         the Company's Registration Statement on Form 8-A filed with the SEC on April 1, 1997)
  4.8    Registration Rights Agreement dated September 18, 2002 by
         and among the Company, Yorktown Energy Partners III, L.P.,
         Yorktown Energy IV, L.P., Yorktown Partners LLC, SAFIC S.A.,
         Charles de Mestral, J. Ross Craft, Montana Oil and Gas,
         Ltd., David A. Badley, James S. Scott, Glenn Reed, Doug
         Allison and Mohamed Yaich (incorporated by reference from
         Exhibit 10.1 to the Company's Current Report on Form 8-K
         filed with the SEC on September 19, 2002, as amended and
         filed with the SEC on September 24, 2002)
  5.1    Legal Opinion of Haynes and Boone, LLP
 23.1    Consent of KPMG LLP
 23.2    Consent of Haynes and Boone, LLP (included in its legal
         opinion filed as Exhibit 5.1)
 23.3    Consent of Ryder Scott Company, L.P.
 24.1    Power of Attorney of the Directors of the Company (included on the signature pages to this registration statement)

ITEM 17.  UNDERTAKINGS

     (a) The Company hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        provided, however, that the undertakings set forth in (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 15, 2002.

                                          NUEVO ENERGY COMPANY

                                          By:      /s/ JAMES L. PAYNE
                                            ------------------------------------
                                                       James L. Payne
                                               Chairman, President and Chief
                                                     Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce K. Murchison or Janet F. Clark, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on November 15, 2002.

                      SIGNATURE                                                TITLE
                      ---------                                                -----



                 /s/ JAMES L. PAYNE                       Chairman, President and Chief Executive Officer
-----------------------------------------------------              (Principal Executive Officer)
                   James L. Payne




                 /s/ JANET F. CLARK                      Senior Vice President and Chief Financial Officer
-----------------------------------------------------      (Principal Financial and Accounting Officer)
                   Janet F. Clark




                /s/ ISAAC ARNOLD, JR.                                        Director
-----------------------------------------------------
                  Isaac Arnold, Jr.




                /s/ CHARLES M. ELSON                                         Director
-----------------------------------------------------
                  Charles M. Elson




               /s/ ROBERT L. GERRY III                                       Director
-----------------------------------------------------
                 Robert L. Gerry III




               /s/ JAMES T. JONGEBLOED                                       Director
-----------------------------------------------------
                 James T. Jongebloed

                      SIGNATURE                                                TITLE
                      ---------                                                -----





                /s/ GARY R. PETERSEN                                         Director
-----------------------------------------------------
                  Gary R. Petersen




               /s/ SHERYL K. PRESSLER                                        Director
-----------------------------------------------------
                 Sheryl K. Pressler

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  2.1    Agreement and Plan of Merger dated September 18, 2002 by and among Nuevo Energy Company (the "Company"), Nuevo Texas
         Inc., Athanor Resources, Inc., Athanor B.V., Yorktown Energy
         Partners III, L.P., Yorktown Energy IV, L.P., Yorktown
         Partners LLC, SAFIC S.A., Charles de Mestral, J. Ross Craft,
         Montana Oil and Gas, Ltd., David A. Badley, James S. Scott,
         Glenn Reed, Doug Allison and Mohamed Yaich (incorporated by reference from Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on September 19, 2002)
  4.1    Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, filed with the SEC on August 16, 1999)
  4.2    Certificate of Amendment to the Certificate of Incorporation
         of the Company (incorporated by reference from Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended June 30, 1999, filed with the SEC on
         August 16, 1999)
  4.3    Certificate of Amendment to the Certificate of Incorporation
         of the Company. (incorporated by reference from Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended June 30, 1999, filed with the SEC on
         August 16, 1999)
  4.4    Bylaws of the Company (incorporated by reference from
         Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q
         for the quarterly period ended June 30, 1999, filed with the
         SEC on August 16, 1999)
  4.5    Amendment to Section 3.1 of the Bylaws of the Company
         (incorporated by reference from Exhibit 3.4 to the Company's
         Quarterly Report on Form 10-Q for the quarterly period ended
         June 30, 1999, filed with the SEC on August 16, 1999)
  4.6    Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on
         Form S-4 filed with the SEC on March 14, 1990, as amended
         and filed with the SEC on April 14, 1990, May 1, 1990, May
         7, 1990 and May 15, 1990 (File No. 33-33873))
  4.7    Shareholder Rights Plan dated March 5, 1997 by and between the Company and American Stock Transfer & Trust Company, as
         Rights Agent (incorporated by reference from Exhibit 1 to
         the Company's Registration Statement on Form 8-A filed with the SEC on April 1, 1997)
  4.8    Registration Rights Agreement dated September 18, 2002 by
         and among the Company, Yorktown Energy Partners III, L.P.,
         Yorktown Energy IV, L.P., Yorktown Partners LLC, SAFIC S.A.,
         Charles de Mestral, J. Ross Craft, Montana Oil and Gas,
         Ltd., David A. Badley, James S. Scott, Glenn Reed, Doug
         Allison and Mohamed Yaich (incorporated by reference from
         Exhibit 10.1 to the Company's Current Report on Form 8-K
         filed with the SEC on September 19, 2002, as amended and
         filed with the SEC on September 24, 2002)
  5.1    Legal Opinion of Haynes and Boone, LLP
 23.1    Consent of KPMG LLP
 23.2    Consent of Haynes and Boone, LLP (included in its legal
         opinion filed as Exhibit 5.1)
 23.3    Consent of Ryder Scott Company, L.P.
 24.1    Power of Attorney of the Directors of the Company (included on the signature pages to this registration statement)